UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST REPORTED EVENT - DECEMBER 11, 2005

AXION POWER INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	000-22573	65-0774638
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

100 Caster Avenue
Woodbridge, Ontario, Canada L4L 5Y9
(Address of principal executive offices)

(905) 264-1991
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

  Item 3.02     Unregistered Sales of Equity Securities.

We had 16,400,198 shares of common stock outstanding on September 30, 2005. Since that date we have executed agreements enforceable against us that obligate us to issue 2,706,100 shares of common stock at an average price of $2.02 per share upon full performance of the purchasers’ obligations specified in those agreements. The following sections summarize our recent sales of unregistered equity securities.

Private placement of units Since September 30, 2005, we have sold 450,000 investment units to two investors for cash proceeds of $900,000. We have also accepted subscriptions from three investors for the purchase of 350,000 additional units that are expected to generate $700,000 in cash proceeds within 30 days. Each unit consists of one share of common stock and a one-year warrant to purchase an additional share of common stock at a price of $4. We did not use a broker or underwriter in connection with the transactions and will pay no brokerage fees commissions or offering expenses.

Each of the purchasers is an accredited investor who was provided with information analogous to the information that would have been required in a registration statement under the Securities Act. We did not use any form of advertising or general solicitation in connection with the sale of the units. The securities are non-transferable in the absence of an effective registration statement under the Act or an available exemption therefrom, and all certificates are imprinted with a restrictive legend to that effect. We effected the private placement in reliance on Section 4(2) of the Securities Act. We did not use a broker or underwriter in connection with the transactions and will pay no brokerage fees commissions or offering expenses.

Warrant exercise notices Since September 30, 2005, six holders of outstanding warrants have notified us of their intent to exercise an aggregate of 906,100 warrants. We expect to receive total proceeds of $1,366,200 within 30 days in connection with these warrant exercise transactions. We did not use a broker or underwriter in connection with the transactions and will pay no brokerage fees commissions or offering expenses.

Each of the exercising warrantholders is an accredited investor who was provided with information analogous to the information that would have been required in a registration statement under the Securities Act. We did not use any form of advertising or general solicitation in connection with the exercise of the warrants. We will effect the warrant exercise transactions in reliance on Section 4(2) of the Securities Act. The shares issuable upon exercise of the warrants have been included in and registered by our effective Form SB-2 registration statement under the Securities Act.

Conditional agreement to sell unregistered securities On December 12, 2005, we entered into two stock purchase agreements that obligate us to sell 1,000,000 shares of our common stock to a foreign investor at a price of $2.50 per share. The transaction will be affected on a delayed delivery versus payment basis and we have delivered certificates for the shares to the custodial bank for the transactions. We expect to receive cash proceeds of $2,500,000 within 30 days upon closing of the transaction. At that time, we will pay cash finders’ fees of $200,000 and issue 30,000 shares of restricted stock to the finders responsible for the transaction.

The transaction is subject to various uncertainties, including the negotiation and closing of certain collateral agreements between the purchaser and third parties. To accommodate the collateral transactions, the agreements provide that the purchaser will have up to thirty days to pay the purchase price for our common stock. If the purchaser is unable to satisfy all of the conditions set forth in the purchase agreements, it may be unable to perform and in that event our only likely remedy will be to unwind the transaction.

The purchaser is not U.S. person and purchased the securities in an offshore transaction. The purchaser is not purchasing the shares for the account or benefit of a U.S. Person and there were no directed selling efforts in the United States. In connection with the transaction, the purchaser was provided with information analogous to the information that would have been required in a registration statement under the Securities Act. We did not use any form of advertising or general solicitation in connection with the sale of these securities. The securities are non-transferable in the absence of an effective registration statement under the Act or an available exemption therefrom, and all certificates are imprinted with a restrictive legend to that effect. We will affect the transaction in reliance on Regulation S.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Axion Power International, Inc. has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AXION POWER INTERNATIONAL, INC,
December 15, 2005

/s/ Thomas Granville
Thomas Granville
Chief Executive Officer and Director